Amended and Restated Schedule A

to

Investment Advisory Agreement

between

JPMorgan Trust II

(formerly One Group Mutual Funds)

and

J.P. Morgan Investment Management Inc.

Funds and Advisory Fee Rates

(Effective June 30, 2014)

Prior Name	Current Name
One Group International Equity Index Fund (name effective until 2/19/04) and JPMorgan International Equity Index Fund (name effective until 6/30/14)	JPMorgan International Research Enhanced Equity Fund	0.20% of average daily net assets

J.P. MORGAN INVESTMENT MANAGEMENT INC.	JPMORGAN TRUST II

By:	By:

Dated:	Dated